UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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American Public Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN PUBLIC EDUCATION INC.
111 W. Congress Street
Charles Town, West Virginia 25414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders will be held on June 14, 2013 at 7:30 a.m. local time, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745 for the following purposes:

1.         to elect eight members of the Board of Directors;

2.         to hold an advisory vote on the compensation of our named executive officers as disclosed in our proxy statement for the 2013 Annual Meeting;

3.         to ratify the appointment of McGladrey LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013; and

4.         to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of American Public Education, Inc. common stock (NASDAQ: APEI) entitles the holder of record at the close of business on April 22, 2013, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer
April 30, 2013

AMERICAN PUBLIC EDUCATION INC.
111 W. Congress Street
Charles Town, West Virginia 25414
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2013

   This Proxy Statement (the “Proxy Statement”) and the accompanying proxy are furnished to the stockholders of American Public Education, Inc. (hereinafter, “we,” “us,” “American Public Education” and the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 7:30 a.m. local time on June 14, 2013, at Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. The Company mailed a Notice of Internet Availability of Proxy Materials to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about April 30, 2013.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

   The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is presently aware of no other business to come before the Annual Meeting. In addition, management will report on the performance of American Public Education and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

   At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

●
Proposal No. 1: To elect eight directors to the Board, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

●	Proposal No. 2: To approve, by advisory vote, the compensation of our named executive officers as disclosed in these proxy materials.

●	Proposal No. 3: To ratify the appointment of McGladrey LLP (“McGladrey”) as American Public Education’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1); FOR the approval of the compensation of our named executive officers (Proposal 2); and FOR the ratification of the appointment of McGladrey as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 3).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 14, 2013

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 30, 2013 to all of our stockholders as of the close of business on April 22, 2013 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at http://phx.corporate-ir.net/phoenix.zhtml?c=214618&p=proxy.

Voting at the Annual Meeting

    Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on the Record Date.

If on the Record Date you hold shares of our common stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone, or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to American Public Education, Inc., Attn: Corporate Secretary, 111 W. Congress Street, Charles Town, West Virginia 25414, (2) a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes”. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from June 3, 2013 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 17,665,132 shares of common stock outstanding, held by 1,122 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors, the authorization of equity compensation plans, and matters related to executive compensation.

Required Votes

Election of Directors. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director’s election exceeds the number of the votes cast against that director’s election. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

The ratification of our independent public accounting firm and the advisory vote on executive compensation. Approval of the proposal to ratify the audit committee’s appointment of McGladrey as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and the advisory vote on compensation of our named executive officers, requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of these proposals, and abstentions will have the effect of a vote against these proposals.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code of Ethics”), and a Policy for Related Person Transactions as part of our corporate governance practices and in accordance with rules of the SEC and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Corporate Governance Matters

The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Ethics includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and other Principal Officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors, executive officers or Principal Officers may be made only by our Board and will be promptly disclosed as may be required by law, regulation or rule of the SEC or NASDAQ listing standards. If we amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer or other Principal Officer, we will post the amendment or waiver on our corporate website.

The Guidelines and Code of Ethics are each available in the Governance section of our corporate website, which is located at www.americanpubliceducation.com. The Guidelines, Code of Ethics, and Policy for Related Person Transactions are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our Board for approval as appropriate.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Our Board adopted the Code of Ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related person transaction with us without the prior consent of our nominating and corporate governance committee, or other independent committee of our Board. Any request for us to enter into a related person transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates must first be presented to our nominating and corporate governance committee for review, consideration and approval. A related person transaction is a transaction in which the Company is or will be a participant and in which a related person has or will have a direct or indirect material interest, other than (i) a transaction involving $120,000 or less when aggregated with all related transactions, (ii) a transaction involving compensation to an executive officer that is approved by the Board or the compensation committee, (iii) a transaction involving compensation to a director or director nominee that is approved by the Board, the compensation committee or the nominating and corporate governance committee, and (iv) any other transaction that is not required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934. All of our directors, executive officers and employees are required to report to our nominating and corporate governance committee any such related person transaction. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our nominating and corporate governance committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our nominating and corporate governance committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the nominating and corporate governance committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

There were no related person transactions in 2012.

Stock Ownership Guidelines

To further align the interest of our executive officers and directors with the interest of our stockholders, and after evaluation of best practices and consultation by the compensation committee with Towers Watson & Co. (“Towers Watson”), its independent consultant, our Board implemented stock ownership guidelines applicable to our executive officers and directors. Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary as set forth below:

1.        The Company’s Chief Executive Officer – six times base salary;
2.        The Company’s Executive Vice Presidents – two times base salary; and
3.        The Company’s Senior Vice Presidents – one times base salary.

Each of the Company’s non-employee directors is expected to hold shares of Common Stock with an aggregate value greater than or equal to at least three times the amount of the annual retainer paid to non-employee directors for service on the Board, excluding additional committee retainers, if any.

Under the stock ownership guidelines, common stock held directly, including shares of common stock held in a separate brokerage account or in a 401(k) account, and common stock held indirectly (e.g., by a spouse, minor dependent, or a trust for the benefit of the executive or director, or the executive’s or director’s spouse or minor dependent), count toward satisfaction of the levels set forth in the guidelines. For purposes of the guidelines, the “value” of the common stock is based on the closing price of the common stock on the day on which a determination under the guidelines is being made. The determination of compliance with the guidelines will be measured annually on the last business day of each year.

Our executives and non-employee directors are expected to comply with these guidelines within five years of the later of March 2, 2011 (the date of adoption of the guidelines) and the date the person first became an executive or non-employee director, as applicable. If an executive officer has not achieved the stock ownership level as outlined above by that date, the executive officer will be required to retain fifty percent (50%) of the net shares of common stock acquired pursuant to restricted stock or option awards made after the adoption of these guidelines until such levels are achieved. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and/or the exercise price of stock options (if applicable).

The stock ownership guidelines superseded the existing policy applicable to our non-employee directors. That policy provided that directors were expected to hold a number of shares of our common stock equivalent to one-half of all shares of restricted stock they receive.

  Restrictions on “Hedging”

We have adopted a policy prohibiting our directors, officers and employees from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.  We adopted this prohibition in order to further align the interests and objectives of our directors, officers and employees with our stockholders.

Board Independence and Leadership Structure

Our Board believes, and our Guidelines require, that a majority of its members should be independent directors. In addition, the respective charters of the audit, compensation and nominating and corporate governance committees, currently require that each member of such committees be independent directors. Consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that all of our directors are independent of American Public Education and our management, with the exception of Dr. Boston, who is our President and Chief Executive Officer. NASDAQ’s independence criteria includes a series of objective tests, such as that the director is not an employee of American Public Education and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management.

In accordance with our Guidelines, the independent members of our Board will hold at least two “executive session” meetings each year. If the chairperson of the Board is not an independent director, a chairperson will be selected for each executive session. In general, these meetings are intended to be used as a forum to discuss the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and such other topics as the independent directors deem necessary or appropriate.

Our Corporate Governance Guidelines specify that the Board shall select its chairperson based on the Board’s determination of what is then in the best interests of the Company. Historically, the Company has split the positions of the Chairperson of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairperson of the Board, among other responsibilities, provides guidance to the Chief Executive Officer, and presides over meetings of the full Board.

Board’s Role in Risk Oversight

Our management is responsible for managing risks in our business, including by developing processes to monitor and control risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with our strategy and culture. The Board focuses on understanding management’s risk management processes, the effectiveness of those processes and the way in which management proactively manages risks. The Board regularly meets with our management, particularly our Chief Operations Officer, as well as our Chief Executive Officer and other executives, to receive updates on how management is assessing and managing risk in particular functional areas of our business. The Board and its committees also request and receive regular reports from management on particular areas of risk.

The Board is assisted in carrying out its oversight of risks by the committees. In this regard, each of the charters of the Board’s committees specifically address issues of risk.  At the request of the full Board, from time to time the nominating and corporate governance Committee may discuss or examine in more depth specific risk areas and request presentations and information from management for that purpose.  The nominating and corporate governance committee also considers and makes recommendations on how the Boars is approaching its role of risk oversight. The audit committee reviews and assesses the qualitative aspects of financial reporting and our processes to manage financial and financial reporting risk. The audit committee regularly reports its findings to the Board.

While the audit committee and the nominating and corporate governance committee have primary responsibility for assisting the Board with its risk oversight responsibilities, the compensation committee also assists the Board with risk oversight. When establishing executive compensation and director compensation and in its role in implementing incentive compensation plans, the compensation committee considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks that threaten the value of the Company.

Meetings of the Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of American Public Education and who are “independent” as defined in NASDAQ’s rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of four (4) meetings during the fiscal year ended December 31, 2012, and acted three (3) times by unanimous written consent. During this time all of our directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period that such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders. Our 2012 annual meeting of stockholders was attended by all of our directors who were then serving.

The Board has three standing committees: the nominating and corporate governance committee; the compensation committee; and the audit committee. The charters for the nominating and corporate governance, compensation, and audit committees can be accessed electronically on the Committees page of our corporate website at www.americanpubliceducation.com.

The Board conducts, and the nominating and corporate governance committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the nominating and corporate governance committee to the full Board for its consideration.

BOARD COMMITTEES AND THEIR FUNCTIONS

The following table describes which directors serve on each of the Board’s standing committees.

Name	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Eric C. Andersen		X	X
Wallace E. Boston, Jr.
J. Christopher Everett(2)	X	X(1)
Barbara G. Fast	X	X
F. David Fowler		X	X
Jean C. Halle			X(1)
Timothy J. Landon	X		X
Timothy T. Weglicki(3)	X(1)		X

(1)        Chair of the committee.
(2)        Chairperson of the Board.
(3)        Vice-Chairperson of the Board.

Audit Committee

The Board has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which met four (4) times during 2012. The audit committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage financial reporting risk, and our compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Ms. Halle, who serves as chair of the committee, Mr. Andersen, Mr. Fowler, Mr. Landon, and Mr. Weglicki. Our Board has determined that Ms. Halle, Mr. Andersen and Mr. Fowler are each an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board has determined that each member of our audit committee is independent under NASDAQ’s listing standards and each member of our audit committee is independent pursuant to Rule 10A-3 of the Securities Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for recommending candidates for election to the Board. The committee met six (6) times during 2012. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. In addition, the nominating and corporate governance committee assists the Board in understanding and overseeing management’s processes for the assessment and management of non-financial risks of the Company and the steps that management has taken to monitor and control exposure to such risks. The members of our nominating and corporate governance committee are Mr. Weglicki, who serves as chair of the committee, Mr. Everett, MG (Ret) Fast, and Mr. Landon. Our Board has determined that the composition of our nominating and corporate governance committee meets NASDAQ’s independence requirements for director nominations.

Compensation Committee

The compensation committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and administering our equity incentive plans. The committee met ten (10) times during 2012. The members of our compensation committee are Mr. Everett, who serves as chair of the committee, Mr. Andersen, MG (Ret) Fast and Mr. Fowler. Our Board has determined that the composition of our compensation committee meets NASDAQ’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.

The compensation committee has the sole authority to retain and terminate any compensation consultant to be used to assist in evaluating executive officer compensation. In 2012, the compensation committee retained Towers Watson directly as an outside compensation consultant to assist in evaluating our compensation programs as they have since 2007. The compensation committee used information provided to it by Towers Watson in connection with making 2012 compensation determinations. Towers Watson also advised the compensation committee on the use of a peer group for comparative purposes. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2012 is described in the “Compensation Discussion and Analysis — Philosophy and Objectives of our Compensation Programs — Review of Compensation and Peer Group Review” section below. Towers Watson does no work for the Company other than work that is authorized by the compensation committee or its chairperson.

The compensation committee considers the results of the annual advisory vote on the compensation of named executive officers. See “Proposal No. 2” below to review this year’s proposal.  In 2012, approximately 98% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. As a result, did not set or change 2012 executive compensation directly as a result of last year’s stockholder vote.

The compensation committee works closely with our Chief Executive Officer, Dr. Boston, on compensation decisions and has delegated certain aspects of the annual incentive plans for the other executive officers, including the named executive officers, to Dr. Boston. For a discussion of Dr. Boston’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2012, see the “Compensation Discussion and Analysis — Role of Executives in Executive Compensation Decisions” section below.  None of our other executive officers participates in any deliberations related to the setting of executive compensation with the exception of Peter Gibbons, our Senior Vice President, Chief Administrative Officer, who provides administrative support to the compensation committee and facilitates the requests for information received from the independent consultant.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Director Nomination Process

The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2013, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the close of business on the tenth day following the notice or public disclosure of the meeting. Each submission must include the following information:

●	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;

●
a representation that the stockholder is a holder of record of Company capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

●
if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

●
such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;

●	if applicable, the consent of each nominee to serve as a director if elected;

●	a statement whether each nominee, if elected, intends to tender an irrevocable resignation in the form required by an incumbent directors under the Bylaws; and

●	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, provided that if, as of the tenth (10th) day preceding the date we first mail notice of the meeting for such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected, which we refer to as a “Contested Election”, the directors shall be elected by the vote of a plurality of the votes cast.  Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board.  If an incumbent nominee is not elected in an uncontested election, the Nominating Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each incumbent director nominated for election to the Board at the Annual Meeting as described below under Proposal 1 below has submitted the conditional letter of resignation as required by our Bylaws.

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and governance committee, or such other committee designated by the Board pursuant to our Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken.  The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results.  The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this proxy statement under “General Matters — Stockholder Proposals and Nominations.”

Contacting the Board of Directors

Stockholders wishing to communicate with our Board may do so by writing to the Board, Chairperson of the Board, or the non-employee members of the Board as a group, at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the audit committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communication policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Corporate Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board is currently comprised of eight members. Our nominees for the election of directors at the Annual Meeting include seven independent non-employee directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the nominating and corporate governance committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on June 14, 2013: Eric C. Andersen, Wallace E. Boston, Jr., J. Christopher Everett, Barbara G. Fast, Jean C. Halle, Timothy J. Landon, Westley Moore, and Timothy T. Weglicki. All nominees, except for Westley Moore, are currently serving on the Board.

It is intended by the persons named as proxies that proxies received in response to this solicitation will be voted FOR the election of each nominee named in this section unless otherwise stated in the proxy or in the case of a broker non-vote with respect to the proposal. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Criteria for Evaluating Director Nominees

The Board provides strategic direction to the Company and oversees the performance of the Company’s business and management. The nominating and corporate governance committee periodically identifies and reviews with the Board desired skills and attributes of both individual Board members and the Board overall within the context of current and future needs. The nominating and corporate governance committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The nominating and corporate governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates. Among the characteristics the committee may consider are the collective knowledge and diversity of professional skills and background, experience in relevant industries, age and geographic background in addition to the qualities of integrity, judgment, acumen, and the time and ability to work professionally and effectively with other Board members and management and make a constructive contribution to the Board. The committee considers candidates submitted by directors and management, as well as candidates recommended by stockholders, which are evaluated in the same manner as other candidates identified to it. Final approval of director candidates is determined by the full Board.

The Board has determined that all of our director nominees are qualified to serve as directors of the Company.

The name of each nominee for director, their ages as of April 22, 2013, and other information about each nominee is shown below. In addition, the biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee and the Board to determine that the person should serve as a director for the Company.

Name	Age	Principal Occupation	Director Since
Eric C. Andersen	51	Partner of Milestone Partners	2012
Wallace E. Boston, Jr.	58	President and Chief Executive Officer of the Company	2004
J. Christopher Everett	65	Retired	2007
Barbara G. Fast	59	Senior Vice President, CGI Federal	2009
Jean C. Halle	54	Independent Consultant	2006
Timothy J. Landon	50	Chief Executive Officer of Landon Company	2009
Westley Moore	34	Independent Consultant	N/A
Timothy T. Weglicki	61	Founding Partner of ABS Capital Partners	2002

Eric C. Andersen has served on our Board since June 2012, after having been recommended for nomination to our Board by Mr. Everett, our Chairperson. Mr. Andersen is a partner with Milestone Partners, a lower middle market private equity firm that specializes in making control equity investments in established operating businesses. Prior to joining Milestone Partners in 2011, from 2006 to 2011 Mr. Andersen served as a Managing Director of private equity firm Silver Lake Partners, before which he worked in the consulting industry with IBM Business Consulting Services (BCS), serving as Managing Partner, Asia Pacific responsible for IBM’s business solutions and business process outsourcing business across Asia Pacific, and Managing Partner, Distribution Sector responsible for IBM’s consulting business in the pharmaceutical, retail, consumer goods and travel/transportation industries. Before working with IBM, Mr. Andersen was a senior partner at PWC Consulting, where he served in a variety of positions. Mr. Andersen currently serves on the board of directors of several private companies.

We believe that Mr. Andersen’s qualifications to serve on our board include his experience as a principal of two private equity firms, as well as his expertise in outsourcing, business processes and international operations.

Dr. Wallace E. Boston, Jr. joined us in September 2002 as Chief Financial Officer and since June 2004 has served as President, Chief Executive Officer and a member of our Board. From August 2001 to April 2002, Dr. Boston served as Chief Financial Officer of Sun Healthcare Group. From July 1998 to May 2001, Dr. Boston served as Chief Operating Officer and later, President of NeighborCare Pharmacies. From February 1993 to May 1998, Dr. Boston served as VP-Finance and later, SVP of Acquisitions and Development of Manor Healthcare Corporation, now Manor Care, Inc. From November 1985 to December 1992, Dr. Boston served as Chief Financial Officer of Meridian Healthcare. Dr. Boston currently serves on the Board of the Presidents’ Forum of Excelsior College.

We believe that Dr. Boston’s qualifications to serve on our Board include his service as our Chief Executive Officer since 2004 and his service as our Chief Financial Officer between 2002 and 2004. Dr. Boston’s leadership has been pivotal to the Company in some of our most significant events, including our accreditation by the Higher Learning Commission of the North Central Association in 2006, our 2007 initial public offering, the receipt by American Public University System of the 2009 Ralph E. Gomory Award for Quality Online Education, also known as the Sloan-C Award, and our recent reaccreditation.

J. Christopher Everett has served on our Board since May 2007, was appointed Vice-Chairperson of the Board in 2009, and Chairperson in 2010. Mr. Everett has been an independent consultant and investor since his retirement from PricewaterhouseCoopers in 2000. Mr. Everett served as an Executive in Residence at the Kogod School of Business at American University from 2000 to 2003 where he taught graduate courses in the application of technology and strategy. Prior to his retirement in 2000, Mr. Everett was a senior partner at PricewaterhouseCoopers and was a leader in the firm’s Management Consulting Services Practice. Mr. Everett led the PricewaterhouseCoopers’ Global E-business practice from 1998 until 2000. Mr. Everett also served as a member of the PricewaterhouseCoopers Global Oversight Board, the firm’s board of directors, and served on the firm’s Global Leadership Team from 1995 until his retirement in 2000. Mr. Everett currently serves on the board of directors of several private companies.

We believe that Mr. Everett’s qualifications to serve on our Board include his substantial experience and leadership in the application of technology-enabled strategy and international ecommerce including his positions as Senior Partner and leader of the PricewaterhouseCoopers’ Global E-business efforts, membership on its Global Oversight Board, and his experience in post-secondary education as an Executive in Residence at the Kogod School of Business at American University.

Major General (Retired) Barbara G. Fast has served on our Board since May 2009. She has served as Senior Vice President, Army Defense and Intelligence Programs, CGI Federal since November 2012, immediately prior to which she served as Vice President of Operations and Intelligence, CGI Federal from June 2011.  Previously she was the Vice President of Cyber and Information Solutions at The Boeing Company, which she joined in August 2008. MG (Ret) Fast retired from the Army in July 2008 after a 32 year career. Her most recent posts included: Deputy Director, Army Capability and Integration Center, TRADOC, from July 2007 until June 2008; Deputy then Commanding General for the United States Army Intelligence Center and Fort Huachuca, Arizona from August 2004 until June 2007; and Director of Intelligence, Multinational Forces - Iraq, Baghdad, Iraq, from July 2003 until July 2004. MG (Ret) Fast currently serves on the board of directors of a not-for-profit private association.

We believe that MG (Ret) Fast’s qualifications to serve on our Board include her extensive experience and achievements in the U.S. Military, national and defense intelligence, and cyber security culminating over 32 years of military service as a Major General, her leadership of global operations of the National Security Agency and Commanding General of Fort Huachuca and current work in the industry.

Jean C. Halle has served on our Board since March 2006. Ms. Halle is currently an independent consultant. From 2002 to 2010, Ms. Halle was the Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs and educational support services. From 1999 to 2001, Ms. Halle was the Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company. From 1986 to 1999, Ms. Halle held a number of positions with The Baltimore Sun Company, including Vice President of New Business Development, Chief Financial Officer and Vice President of Finance, President of Homestead Publishing, a subsidiary of The Baltimore Sun Company, and Director of Strategic Planning. From 1983 to 1986, Ms. Halle was the Chief Financial Officer and Vice President of Finance for Abell Communications, and Assistant Treasurer of A.S. Abell Company, the former parent company of The Baltimore Sun Company. Previously, from 1979 to 1983, Ms. Halle had been a Senior Management Consultant with Deloitte, Haskins and Sells, now Deloitte & Touche, an international accounting and professional services firm. Ms. Halle currently serves on the President’s Advisory Council for Stevenson University, the Board of Trustees of Catholic Distance University, the Advisory Board of Loyola University School of Education and the advisory boards of two private companies.

We believe that Ms. Halle’s qualifications to serve on our Board include her multifaceted experiences in online education as Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs, in media as Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company and financial consulting as a Senior Management Consultant at an international accounting and professional services firm.  Ms. Halle is also a 2011 National Association of Corporate Directors Board Leadership Fellow, having completed a comprehensive program of study for experienced corporate directors spanning leading practices for boards and committees.

Timothy J. Landon has served on our Board since January 2009. Since June 2012, Mr. Landon has served as President of Wrapports Ventures, the venture capital and incubator division of Wrapports, LLC, which disrupts and transforms local media using technology.  From 2008 to 2012, Mr. Landon served as Chief Executive Officer of Landon Company, with a focus on early stage angel investing and consulting for private equity, venture capital and large traditional and online media companies. Mr. Landon retired from the Tribune Company in February 2008, after having served in a variety of positions within the Tribune organization, including as President of Tribune Interactive, Inc. from March 2004 until February 2008, where he was responsible for overall interactive and classified advertising strategy, technology and operations for the Tribune Company, and had leadership roles in starting CareerBuilder.com, Classified Ventures (the holding company of apartments.com and cars.com), and other online businesses. In December 2008, the Tribune Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

We believe that Mr. Landon’s qualifications to serve on our Board include his extensive experience in starting, building and managing internet-focused media businesses over the last fifteen years. He brings significant knowledge of online marketing and online business models, including his positions as President of Tribune Interactive and experience at CareerBuilder.com, which has direct relevance and applicability to our business.

Westley Moore was recommended for nomination to our Board by Mr. Landon. Since 2011, Mr. Moore’s principal occupation has been as an author, public speaker and television personality through his wholly owned business entities. During 2011, he hosted the television program “Beyond Belief” on the Oprah Winfrey Network and served as a news analyst for NBC. Prior to that, in 2010, he published a bestselling book, The Other Wes Moore. From 2007 to 2011, he was a securities broker with Citigroup. From 2006 to 2007, Mr. Moore worked at the U.S. Department of State as a White House Fellow to Secretary of State Condoleezza Rice. Previously, Mr. Moore served as a paratrooper and officer in the Army from 2004 to 2006, which included a tour of combat duty in Afghanistan. Mr. Moore currently serves on the board of the Iraq and Afghanistan Veterans of America, the Johns Hopkins University Board of Trustees, and the Valley Forge Military Academy and College Board of Trustees. He is also a trustee of the Baltimore Community Foundation, a member of the Board of Overseers of The Network for Teaching Entrepreneurship, and a trustee of Phi Theta Kappa Foundation.

We believe that Mr. Moore’s qualifications to serve on our Board include his experience in media and communications, as well as his policy and military experience.

Timothy T. Weglicki has served on our Board since August 2002 and was appointed Vice-Chairperson of the Board in 2010. Mr. Weglicki is a Founding Partner of ABS Capital Partners, a venture capital firm founded in 1993. Prior to co-founding ABS Capital Partners, from 1978 to 1993, Mr. Weglicki was an investment banker with Alex. Brown & Sons where he founded and headed the capital markets group from 1989 to 1993. Mr. Weglicki currently serves on the board of directors and the compensation and the nominating and governance committees of Coventry Health Care, Inc. and is also on the board of directors of several of ABS Capital Partners’ portfolio companies.

We believe that Mr. Weglicki’s qualifications to serve on our Board include his significant experience and leadership of businesses in investment banking, capital markets and private equity as head of the capital markets group at Alex. Brown & Sons, a Founding Partner of ABS Capital Partners and a director of other public companies.

Required Vote and Board Recommendation

In order to be elected as a director, a nominee must be elected by a majority of the votes cast with respect to such nominee at the Annual Meeting. A majority of the votes cast means that the number of shares of common stock voted FOR a nominee must exceed 50% of the votes cast with respect to that nominee. Stockholders do not have the right to cumulate their votes in the election of directors. If an incumbent nominee in an uncontested election such as the election to be held at the Annual Meeting fails to be elected, the incumbent nominee will continue in office and the Board will consider whether to accept the nominee’s earlier submitted conditional resignation.  If the resignation is not accepted the incumbent nominee may continue in office until a successor is elected.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE EIGHT NOMINATED DIRECTORS.

2012 Director Compensation

In 2009, the compensation committee adopted a revised non-employee director compensation policy after consulting with Towers Watson. Under this policy, our non-employee directors received an annual retainer of $32,250 and each committee chair received an additional annual retainer of $5,000, except for the chair of the audit committee, whose additional annual retainer was $10,000.  In 2011, Towers Watson presented a review of director compensation compared to other similarly sized companies.  The compensation committee determined not to change the overall policy, other than to increase the additional annual retainer for the chairs of the audit, compensation and nominating and governance committees to $11,000, $8,500 and $5,500, respectively, beginning with the third quarter of 2012.  In addition to the amounts above, the non-employee chairperson of the Board receives an additional annual retainer of $20,000, and the vice-chairperson of the Board receives an additional $10,000. Mr. Everett and Mr. Weglicki, the Chairperson and Vice-Chairperson of the Board, respectively, did not receive separate retainers related to their respective service as chairs of committees.

The annual retainers are payable in quarterly installments, and each director has the alternative to elect before the beginning of the applicable year to receive their annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year.  In connection with our annual meeting of stockholders, our non-employee director compensation policy also provides for an annual grant to each director of restricted stock having a value of $41,750 on the date of delivery. The restricted stock grant vests on the earlier of the one year anniversary of the date of grant and immediately prior to the next year’s annual meeting of stockholders.

The following table sets forth information regarding compensation paid to directors during 2012:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)

Eric C. Andersen	17,623	37,800	55,423
J. Christopher Everett	48,960	44,030	92,990
Barbara Fast	32,250	44,030	76,280
F. David Fowler	28,204	44,030	72,234
Jean C. Halle	42,750	44,030	86,780
Timothy Landon	28,204	44,030	72,234
Timothy T. Weglicki	36,937	44,030	80,967

(1)
See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for disclosure related to Dr. Boston who is one of our named executive officers (“NEOs”) as of December 31, 2012.

(2)
Messrs. Fowler, Landon, and Weglicki each elected to receive his entire 2012 annual retainer in fully-vested shares of common stock. Mr. Everett elected to receive half of his 2012 annual retainer in fully-vested shares of common stock. Neither Mr. Everett nor Mr. Weglicki received a separate retainer related to his service as a committee chair. Mr. Andersen’s retainer was prorated to reflect that fact that he was appointed to serve as a director on June 14, 2012.

(3)	The aggregate grant date fair value of each restricted stock award in 2012 was $29.63, computed in accordance with FASB ASC Topic 718, with the exception of Mr. Andersen’s award, which was $29.28.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the directors’ and officers’ indemnity insurance policies.

As of December 31, 2012, there were no exercisable or unexercisable option awards held by our current non-employee directors. The aggregate number of unvested stock awards outstanding held as of that date by our current non-employee directors were as follows:

Name	Stock Awards(1)
Eric C. Andersen	1,291
J. Christopher Everett	1,486
Barbara G. Fast	1,486
F. David Fowler	1,486
Jean C. Halle	1,486
Timothy Landon	1,486
Timothy T. Weglicki	1,486

(1)
Each non-employee director receives a grant of restricted stock in connection with our annual meeting of stockholders, which grant vests in full on the earlier of the one year anniversary of the date of grant or immediately prior to the next year’s annual meeting of stockholders. The column reflects the restricted stock award grants made in connection with the 2012 annual meeting of stockholders.

At December 31, 2012, none of our non-employee directors held any exercisable or unexercisable stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information regarding the objectives and elements of our compensation philosophy and policies for the compensation of our named executive officers, or NEOs, for 2012. These executives, who appear in the Summary Compensation Table below, are:

●	Wallace E. Boston, Jr., Ed.D., our President, Chief Executive Officer, Member of our Board of Directors and Member of our Board of Trustees;

●	Harry T. Wilkins, Executive Vice President, Chief Financial Officer;

●	Carol Gilbert, Executive Vice President, Programs and Marketing;

●	Karan Powell, Ph.D., Executive Vice President, Provost; and

●	Sharon van Wyk, Ph.D., Executive Vice President, Chief Operations Officer.

Executive Summary

We believe that 2012 was a year of considerable achievement for the Company, as reflected by an increase in revenues, profitability, and course enrollments, as well as continued academic improvements, as demonstrated by our approval to offer a Bachelor’s of Science in Electrical Engineering degree and the accreditation of our RN to BSN degree by the Commission on Collegiate Nursing Education.  For 2012, total revenues were $313.5 million, which is an increase of 20% compared to total revenues of $260.4 million in 2011, and earnings per share increased to $2.35 per diluted share for 2012 compared to $2.23 per diluted share in 2011 (which included in 2011 a tax benefit of $0.10 per diluted share resulting from tax credits). Net course registrations, which represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty, increased 18% to 402,205 in 2012 from 341,700 in 2011, and net course registrations by new students increased 2% to 86,700 in 2012 from 85,200 in 2011.  The year reflected more than strong financial performance as the Company built on its past success and continued to excel operationally and academically.   We believe that the increases in revenues, profitability, and net course registrations in 2012, as well as the achievement of a number of our strategic development goals, were largely due to the performance of our named executive officers.  The Company’s compensation of our NEOs in 2012 reflects the strong operating and financial performance of the Company for the year, as well as the individual achievements of our NEOs for the year.

Philosophy and Objectives of our Compensation Programs

Overview

As in prior years, for 2012 our compensation committee implemented an executive compensation policy that was in-line with our company-wide compensation philosophy of providing competitive levels of compensation that utilize variable cash compensation based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, encourage continuous quality improvement and that is easily understood by our employees.

●	Variable Cash Compensation. We believe in using variable cash compensation to motivate and reward performance at all levels of the organization, and particularly for our NEOs.

●
Focus on Corporate Goals. We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through individual management objectives and through earnings results compared to budget.

●
Continuous Quality Improvement. We continue to use our “Student Satisfaction Quotient”, or SSQ, which we developed to encourage employees to work together across organizational boundaries to improve the processes that we believe contribute to our success as an organization. The SSQ is designed to measure the quality of our efforts on behalf of our students by utilizing a variety of metrics applicable to our business. We use the SSQ as a component of our annual incentive plan to reward continued improvement to our performance in various student satisfaction metrics and corporate goals, often compared to prior period performance.

●	Simple and Straightforward Incentives. We seek to minimize the complexity of our compensation policies and practices and to maximize our employees’ understanding of the elements of compensation.

In implementing this philosophy for our NEOs and other employees, we award compensation that we believe (i) assists us in attracting and retaining qualified executives, (ii) aligns executive compensation with our SSQ goals and operating and financial performance goals, and (iii) uses equity-based awards in an effort to further align executives’ and stockholders’ interests.

Selected Policies and Procedures

We have put into place the following compensation-related policies and procedures.

●
Pay for Performance. We tie a significant portion of annual pay to objective performance metrics. Base salary for each NEO other than our chief executive officer represents between 38% and 47% of the NEO’s total direct compensation opportunity, with the remainder of the officer’s compensation being either “at risk” or tied to the Company’s performance. Base salary represents 24% of our chief executive officer’s total direct compensation opportunity, with the remainder of his compensation being either “at risk” or tied to the Company’s performance.

●
Executive Stock Ownership Guidelines. Each of our executives is expected to own shares of the Company’s common stock with a value ranging from one to six times the executive’s base salary, depending on position.

●	Vesting Period on Equity Awards. Equity awards have three-year ratable vesting periods from the date of grant.

●
“Clawback Policy”. We can recover equity awards in cases of knowing or gross negligence, or failure to prevent misconduct. This policy applies to all awards received pursuant to our 2011 Omnibus Incentive Plan.

●	Independent Compensation Consulting Firm – The compensation committee utilizes Towers Watson, an independent compensation consulting firm, to assist the committee in determining compensation.

●
No Hedging. We prohibit our directors and employees, including our NEOs, from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.

●
No Single-Trigger “Change in Control” Payments. We have employment agreements with certain NEOs that only provide severance payments upon a “change in control” in connection with a termination of their employment.

●	No Tax Gross-Up Provisions in Future Agreements. We do not plan to provide for tax gross-up payments for a change in control in any new employment agreements.

Attract and Retain Qualified Executives

We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by providing compensation that is competitive within the for-profit education industry and the broader market for executive talent. Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives.  As discussed below under “Review of Compensation and Peer Group Review,” it is the compensation committee’s general intent that each NEO’s base salary should be set near the 50th percentile of the survey data received from the compensation committee’s independent consultant, and that annual incentives should be structured so that an NEO has the opportunity to get to between the 50th and 75th percentile of the survey data for total cash compensation (base salary plus annual incentives) at full payment for achievement of target performance goals under the annual incentive plan, with a higher payment for superior performance if an NEO achieves the stretch performance goals under the plan. The compensation committee believes that these percentages for base salary and target annual incentive pay are in line with competitive market levels, and are appropriate if our NEOs achieve the level of performance required for the payment of these incentives.

Reflect SSQ Goals and Performance Goals

As part of our executive compensation program, we reward achieving and surpassing corporate goals through cash incentives paid under our annual incentive plan. This plan offers the opportunity for employees, including our NEOs, to earn quarterly cash incentive payments for achievement of company-wide SSQ goals, individual management objectives and earnings targets. By linking incentive payments to achievement of SSQ goals, earnings targets and individual management objectives, we believe this plan is easily understood by employees and directly contributes to increases in stockholder value.

Utilize Equity-Based Awards

Our compensation program uses equity-based awards in order to directly align the interests of our NEOs with our stockholders.  In using equity awards, we believe that it is important that at least some equity awards decrease in value were our stock price to decrease. We believe that equity-based awards exemplify our philosophy of having a straightforward structure by reminding NEOs that their interests must be aligned with those of our stockholders.  We also believe that because our equity incentives are granted with time-based vesting, that our equity incentive awards also aid in the retention of our NEOs. Beginning for 2013, a portion of our equity awards also contains a performance-based element.

Review of Compensation and Peer Group Review

For 2012, the compensation committee engaged Towers Watson to provide services to our compensation committee, as requested and directed by the compensation committee. Towers Watson provided information on competitive levels of compensation, including information on base salary, annual incentives, equity awards and total compensation. The Towers Watson information was used by the compensation committee in determining 2012 executive officer compensation. The compensation committee identified, with the guidance and input of Towers Watson, a group of companies against which to compare compensation paid to our executives. These companies were selected because the compensation committee considered them to be similar to and competitive with us in the market for executive talent, and because they are in comparable or related businesses.  The group remained the same in 2012 as it had been in 2011. This group, which we refer to as our peer group, consisted of the following companies:

●	Bridgepoint Education Inc.

●	Capella Education Co.

●	GP Strategies Corporation

●	Grand Canyon Education Inc.

●	National American University Holdings, Inc.

●	Lincoln Educational Services Corporation

●	Princeton Review Inc.

●	Strayer Education Inc.

●	University Technical Institute Inc.

The review of the peer group only included comparative information for Dr. Boston and Mr. Wilkins as the peer group information did not identify executives at comparable positions for Ms. Gilbert, Dr. Powell and Dr. van Wyk. In addition to a review of the proxy statements of the peer group, Towers Watson provided survey data for our NEOs based on an analysis of multiple proprietary and published surveys.  Because of the variance in size among the companies included in the databases for the survey group, Towers Watson informed the compensation committee that, to the extent possible, Towers Watson had performed regression analyses to adjust the compensation for differences in expected revenues.

The comparative data provided by Towers Watson was used in connection with our determinations of base salaries, annual incentive compensation and equity incentive awards as part of the 2012 compensation setting process, as described below under “Elements of Compensation.”  For those executives for whom both survey data and peer group data is available, the compensation committee uses the survey data for its primary comparisons because we believe that the survey data is a better comparison for the Company than the peer group data.  This is in part because peer group data is more limited and cannot be size-adjusted to account for revenue responsibilities.  This is also because a number of the companies in the peer group are larger than the Company, as measured by revenues.  Notwithstanding that the survey data is the primary source of comparative information, we believe the peer group is still important as a secondary review as companies in the peer group are among those companies with which we compete for executive talent.

Elements of Compensation and 2012 Compensation Decisions

The compensation program for our NEOs is comprised of three elements: base salary; annual incentive cash compensation; and long-term equity incentives. In setting base salary and annual incentive cash compensation for 2012, we considered the compensation levels for our NEOs in 2011, the respective performances of each of our NEOs in 2011, and what we believed was required based on the marketplace for executive talent. In evaluating what was required based on the marketplace for executive talent, the members of our compensation committee used their collective experience and judgment.

Base Salary

Base salary is an integral part of compensation for our NEOs and is generally set in January of each year, absent other factors, such as promotions. It is the compensation committee’s general intent that each NEO’s base salary should be set near the 50th percentile of the survey data.  While a significant portion of the executives’ compensation is performance-based, the compensation committee believes that the 50th percentile for base salary is appropriate to remain competitive with the companies with which the Company competes for executive talent.

In 2012, the compensation committee approved increasing Dr. Boston’s base salary by 8%.  This base salary placed Dr. Boston approximately at the 50th percentile of the survey data and within 4% of the 50th percentile of the peer group proxy data. The compensation committee determined that it was appropriate to increase Dr. Boston’s salary to reflect his continued commitment to the Company, the compensation committee’s assessment of the continued success of our business compared to other companies, including the peer group, and the competitive review by Towers Watson. The base salary increase for Dr. Boston also took into account that in the prior year he had not received a base salary increase.

The base salaries for the remainder of the NEOs increased by approximately 8%, 12%, 9% and 4% for Mr. Wilkins, Ms. Gilbert, Dr. Powell and Dr. van Wyk, respectively.  All of these increases brought these executive officers to approximately the 50th percentile of the survey data and just below the 50th percentile for Mr. Wilkins for the peer group proxy data.  The compensation committee felt that the performance of each of the named executives and the Company had been strong in the prior year and that base salary increases were warranted.  Dr. Boston recommended the amounts of the increases, and the committee concurred, determining that the levels Dr. Boston recommended, which were consistent with the 50th percentile of the survey data, were appropriate.  In making these decisions, the committee considered that in the prior year the base salary for each of the named executive officers had increased by 2%, with the exception of Dr. Powell’s salary, which had increased by a greater percentage in connection with her elevation to the position of Executive Vice President and Provost.

Annual Incentive Cash Compensation

We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our NEOs on corporate goals, encouraging continuous quality improvement and providing straightforward incentives. The target for annual incentive pay for our NEOs is expressed as a percentage of base salary and was 50% for all of our NEOs during 2012, except for Dr. Boston, whose annual incentive pay target was set at 60% of his base salary. These percentages for annual incentive pay targets remained the same in 2012 as they were in each year the Company has been a public company and for Dr. Boston, Mr. Wilkins, Dr. Powell and Dr. van Wyk reflect the minimum percentages set forth in their employment agreements. After considering the survey data information and the individual performance of the executives, the compensation committee believed, in its subjective judgment, that these percentages should remain the same for 2012.  Dr. Boston’s annual incentive target is set at a higher percentage than the other NEOs as a result of the negotiation of his employment agreement in 2004, at which time we agreed to provide him a larger annual incentive to reflect his greater ability as Chief Executive Officer to influence our business success as well as his greater responsibilities as the head of our Company.

Overall, we believe that the proportion of annual incentive target pay to total target cash compensation (base salary plus annual incentive target pay) for our NEOs should be a relatively high percentage. It is our general intent that each NEO’s base salary should be set near the 50th percentile of the survey data, and that annual incentives should be structured so that the NEO has the opportunity to earn between the 50th and the 75th percentile of the survey data for total cash compensation (base salary plus annual incentives) at full payment of target opportunities under the annual incentive plan. We believe that positioning between the 50th and the 75th percentile is appropriate for total cash compensation because the level of performance required from our executives in order for the Company to achieve the targeted awards represents a level of strong performance and corporate growth above what we believe would be expected at other organizations. We believe the high percentage of compensation tied to incentive pay increases the focus of our NEOs on achieving our SSQ and performance goals.

We enhance this focus through an additional incentive that pays an additional amount to our NEOs for truly superior performance, which we refer to as the stretch portion of the annual incentive plan. This additional amount, if achieved, provided an opportunity to Dr. Boston of an additional 40% of his base salary (for 100% in total incentive potential), an opportunity to Mr. Wilkins and Dr. van Wyk of an additional 30% of each of their respective base salaries (for 80% in total incentive potential) and an opportunity to Ms. Gilbert and Dr. Powell of an additional 20% of each of their respective base salaries (for 70% in total incentive potential). This stretch incentive would have resulted in total cash compensation payments to our NEOs of amounts in line with the 75th percentile of the survey data for each of our NEOs, which the compensation committee believes is appropriate for exceptional performance.

One half of each NEO’s target award under the annual incentive plan relates to achievement and surpassing of our SSQ goals, 25% relates to achievement of individual management by objective goals, or MBOs, and 25% relates to achieving and surpassing our financial performance goal.  This structure was the same as the structure used in 2011.

We believe that a split among goals is important in order to send a message to our employees that they should be focused on both operational, personal and earnings goals, and we believe this split discourages a focus on one particular metric of performance to the exclusion of others that are also important to our results.  The stretch portion of the annual incentive plan was equally split between personal MBO goals and our financial performance goal, because we believe those goals most directly impact returns to our shareholders over the long term.

The following charts show the breakout of the annual incentive plan between the target and stretch portions and the split among the different performance goals, with percentages expressed as a percentage of salary.  The discussion that follows the charts focuses on the SSQ goals, MBO goals and financial performance goals.

Dr. Boston	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2012
	Target award equivalent to 60% of base salary	30% based on quarterly SSQ goals	$162,000 (split among four equal quarterly payments)	$162,000
		15% based on achieving annual MBO goals at target	$81,000	$81,000
		15% based on annual financial performance at target	$81,000	$81,000
	Stretch award equivalent to 40% of salary	20% based on annual MBO goals at stretch	$108,000	$64,800
		20% based on annual financial performance at stretch	$108,000	$108,000
			Total Opportunity $540,000	Total of $496,800

Mr. Wilkins	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2012
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$78,750 (split among four equal quarterly payments)	$78,750
		12.5% based on achieving annual MBO goals at target	$39,375	$39,375
		12.5% based on annual financial performance at target	$39,375	$39,375
	Stretch award equivalent to 30% of salary	15% based on annual MBO goals at stretch	$47,250	$47,250
		15% based on annual financial performance at stretch	$47,250	$47,250
			Total Opportunity $252,000	Total of $252,000

Dr. Powell	Portion of Annual Incentive Plan	Type of Performance Goal	Annual Incentive Opportunity in Dollars	Actual Payout 2012
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$60,000 (split among four equal quarterly payments)	$60,000
		12.5% based on achieving annual MBO goals at target	$30,000	$30,000
		12.5% based on annual financial performance at target	$30,000	$30,000
	Stretch award equivalent to 20% of salary	10% based on annual MBO goals at stretch	$24,000	$14,400
		10% based on annual financial performance at stretch	$24,000	$24,000
			Total Opportunity $168,000	Total of $158,400

Ms. Gilbert	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2012
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$66,250 (split among four equal quarterly payments)	$66,250
		12.5% based on achieving annual MBO goals at target	$33,125	$33,125
		12.5% based on annual financial performance at target	$33,125	$33,125
	Stretch award equivalent to 20% of salary	10% based on annual MBO goals at stretch	$26,500	$14,575
		10% based on annual financial performance at stretch	$26,500	$26,500
			Total Opportunity $185,500	Total of $170,925

Dr. van Wyk	Portion of Annual Incentive Plan	Type of Performance Goal	Opportunity in Dollars	Actual Payout 2012
	Target award equivalent to 50% of base salary	25% based on quarterly SSQ goals	$76,875 (split among four equal quarterly payments)	$76,875
		12.5% based on achieving annual MBO goals at target	$38,438	$34,594
		12.5% based on annual financial performance at target	$38,438	$38,438
	Stretch award equivalent to 30% of salary	15% based on annual MBO goals at stretch	$46,125	$20,756
		15% based on annual financial performance at stretch	$46,125	$46,125
			Total Opportunity $246,000	Total of $216,788

SSQ Goals. We believe that the focus on continuous quality improvement related to the achievement and surpassing of our SSQ goals encourages our employees to work together across organizational boundaries to improve the processes involved in our operations, with a particular focus on processes that we believe contribute to the satisfaction and success of our students, which is consistent with our goal of Educating Those Who Serve™. The half of each participant’s annual incentive plan target award related to the SSQ is divided into four equal quarterly amounts that are paid based on quarterly metrics that are measured monthly. Our SSQ uses metrics that are divided into categories, including awards based on student satisfaction, which includes metrics based on student surveys, and awards based on performance monitoring, which includes metrics related to business processes and transfer credit evaluation processes.

Each month we compare the performance for each metric against the baseline for that metric. The baselines are set annually by the compensation committee, generally as a percentage improvement over past results, such as the actual past performance in a prior month, quarter or year. Results for each metric are then expressed as a percentage of the baseline. The percentages of achievement for each metric in a given month are then averaged. The monthly average is then averaged with the monthly average for the other months in a given quarter to obtain the quarterly average. If the quarterly average is at least 100%, one-fourth of the maximum amount of the SSQ portion of the annual incentive plan is then paid. If the quarterly average is not at least 100%, then no portion of the annual incentive plan applicable to that quarter’s SSQ goals is paid.

The SSQ is based on metrics that measure objective operational targets. This is in keeping with our compensation philosophy of providing simple and straightforward incentives. Because of the way that we calculate the monthly and quarterly averages, each metric is weighted equally. As a result, we believe that no one metric provides an incentive to our executive officers to focus disproportionately on any area of our business. Rather, we believe that the SSQ is structured to provide an incentive to focus more generally on student satisfaction and success, our business operations and continuous quality improvement.  Furthermore, we have structured the SSQ to be paid on a quarterly basis based on monthly results because we track the components of the SSQ daily, and we believe frequent payments heightens the focus of our employees on these metrics and continuous quality improvement. All of our employees and NEOs have the same SSQ goals.

In setting the SSQ goals for 2012, in keeping with our objective of continuous improvement, the compensation committee expected that there would be an improvement from 2011 performance for the metrics used in the SSQ, and consistent with past practice, removed metrics from the SSQ for which the compensation committee determined that the Company was already performing well and there was not significant room for improvement. In 2012, our quarterly SSQ goals were achieved at a rate of at least 100%.

MBO Goals.  In 2012, a quarter of the target portion of the annual incentive plan and half of the stretch portion of the annual incentive plan related to personal MBO goals.  MBOs are intended to be tied to company-wide goals consistent with our strategic plan for which executive are directly responsible, or to whose success they contribute, and provide personal accountability in addition to rewards for Company performance.  However, many MBO targets are shared between executives to reflect that executives have to work together to achieve results.

For 2012, our compensation committee set MBO targets for Dr. Boston. Dr. Boston in turn set MBOs for the other NEOs. In turn, our NEOs set MBOs for their direct reports and so on throughout the organization for all management level employees. MBOs for our NEOs are derived from the MBOs that are set for Dr. Boston and our annual corporate performance goals derived from our strategic plan, including taking into account the sphere of responsibility for achievement of those goals for the particular NEO. We strive to have MBOs that can be objectively measured and are time-bound, which helps to provide incentives that can be clearly understood by our NEOs. We believe that the MBOs help to keep management from focusing solely on the current year’s financial results, because many of the MBOs represent our view of key actions required to capture future market opportunities and help prepare the Company for continued growth and improvement in the future. The compensation committee actively advises Dr. Boston about the MBOs he sets for the other NEOs and approves the final goals for those executives.

In establishing our MBOs for 2012, we set goals that were consistent with our strategic plan, and were set with the opportunity to pay out minimum, target and stretch amounts.  Achievement at the minimum level represents strong performance and would result in payout of 50% of the target amount, achievement at the target level represents superior performance and would result in payout of the target amount, and achievement at the stretch level represents a level of excellent performance and would result in payout of the target and stretch amounts.  When setting the stretch MBO goals, the compensation committee did not believe that it was likely that an executive would achieve all of his or her MBOs at the stretch level.

The 2012 MBOs for Dr. Boston, consistent with his role as our chief executive officer, are set forth below.

●
Improve Structure and Depth of Organization (40% weighting): This MBO called for an assessment of the overall structure of the organization, developing a stronger succession plan and recruiting individuals to fill specified positions.  This MBO was achieved at half of the stretch level based on the achievements in developing a plan for the overall structure, progress on succession planning and the hiring of new officers and a new Senior Vice President of Finance. This MBO received the most weight because of its importance to the long-term future of our company.

●
Diversification Strategy (20% weighting): This MBO called for developing a diversification strategy for generating a greater percentage of revenues from sources other than federal student aid programs.  This MBO was achieved at the stretch level based on the concrete actions taken to increase the percentage of cash revenues.

●
Financial Aid Processing (20% weighting): This MBO called for the selection and installation of financial aid processing software that allows all processing to be conducted in house.  This MBO was achieved at the stretch level based on the level of achievement toward this goal of implementing the in-house system selected during the first half of 2013.

●
Prospective Student Assessment (20% weighting): This MBO called for development of a process of evaluating prospective students that would assist with determining the academic readiness of prospective students.   This MBO was achieved at the target level based on the identification of the systems, process and systems, approval of the approach and the level of development.

As a result of the achievements of these MBOs, Dr. Boston received 100% of the target portion of the annual incentive plan related to his MBOs and 60% of the stretch portion of the annual incentive plan related to his MBOs.

The 2012 MBOs for Mr. Wilkins included the “improve structure and depth of organization” MBO (weighted at 20%), “diversification strategy” MBO (20% weighting) and “financial aid processing” MBO (20% weighting) described above, all of which were achieved at the stretch level.  Consistent with his role as our Chief Financial Officer, Mr. Wilkins also had the following three MBOs:

●
Sarbanes-Oxley (5% weighting): This MBO called for achieving certain continuing professional education and Sarbanes-Oxley requirements. This MBO was achieved at the target level, reflecting the achievement of the specified requirements.

●
Financial Center (15% weighting): This MBO called for the completion of our new financial center building. This MBO was achieved at the stretch level based on the successful completion and transition of the finance department to the new space.

●
Student Satisfaction with FSA (20% weighting): This MBO called for taking action to improve the level of satisfaction with the financial aid system, including through better internal tracking of phone and email interactions and improvements in responsiveness to student contacts. This MBO was weighted at the stretch level based on the establishment of new systems and measurable improvements in the timeliness of responses to students.

As a result of the achievements of these MBOs, Mr. Wilkins received 100% of the target and stretch portions of the annual incentive plan related to his MBOs.

The 2012 MBOs for Ms. Gilbert included the “improve structure and depth of organization” MBO (10% weighting), “diversification strategy” MBO (20% weighting), and “prospective student assessment” MBO (20% weighting) described above, which were achieved to the same extent described above for Dr. Boston.  Consistent with her role as our Executive Vice President, Programs and Marketing, Ms. Gilbert also had the following two MBOs:

●
Brand Strategy (20% weighting): This MBO called for strengthening distinct brand identity and awareness for American Military University and American Public University through distinct, consistent, and compelling messaging, and creative and distribution strategies that are consistent with American Public University System’s overall commitment to integrity, transparency, and leadership in the online higher education space. This MBO was achieved at the stretch level reflecting the development of new branding content assets.

●
Pricing Strategy:  This MBO called for developing a pricing, tuition and fee strategy to offset escalating costs of providing quality academics and supporting a more complex institution. This MBO was achieved at the target level reflecting the implementation of an approved strategy for 2012.

As a result of the achievements of these MBOs, Ms. Gilbert received 100% of the target portion of the annual incentive plan related to her MBOs and 45% of the stretch portion of the annual incentive plan related to her MBOs.

The 2012 MBOs for Dr. Powell included the “diversification strategy” MBO (20% weighting), with goals specific to her position, and “prospective student assessment” MBO (20% weighting) described above, which were achieved to the same extent described above for Dr. Boston. Consistent with her role as our Provost and her focus on academics, Dr. Powell also had the following MBOs:

●
Electronic Course Materials (40% weighting):  This MBO called for the conversion of traditional course materials to new digital formats.  This MBO was achieved at the stretch level based on the amount of conversion and expected annualized savings.

●
Instructional Technology and Curriculum Design Strategy (20% weighting):  This MBO called for the development and implementation of a strategic plan for the use of instructional technology and for the change of curriculum design.  This MBO was achieved at the target level based in part on the implementation of new technologies.

As a result of the achievements of these MBOs, Dr. Powell received 100% of the target portion of the annual incentive plan related to her MBOs and 60% of the stretch portion of the annual incentive plan related to her MBOs.

The 2012 MBOs for Dr. van Wyk included the “improve structure and depth of organization” MBO (10% weighting), “diversification strategy” MBO (20% weighting), “financial aid processing” MBO (20% weighting) and “prospective student assessment” MBO (20% weighting) described above, which were achieved to the same extent described above for Dr. Boston. Consistent with her role as our Chief Operations Officer, to whom our IT group reports, Dr. van Wyk also had the following MBO:

●
IT Work Plan (20% weighting):  This MBO called for the achievement of planned, budgeted and approved IT work.  This MBO was achieved at the minimum level based on the amount of the planned IT work that was achieved.

As a result of the achievements of these MBOs, Dr. van Wyk received 90% of the target portion of the annual incentive plan related to her MBOs and 50% of the stretch portion of the annual incentive plan related to her MBOs.

Financial performance.  In 2012, the compensation committee determined that the quarter of the annual incentive plan target award that relates to financial performance would be based on achieving and surpassing a specified amount of budgeted earnings per share.  The compensation committee specified earnings per share of $2.30 for this purpose, which was equivalent to approximately 10% growth over adjusted full-year 2011 earnings per diluted share (after deducting one-time tax benefits in 2011 of $0.14 per share), and reflected the earnings per share in the Company’s budget when approved by the board of directors.  For 2012, the compensation committee also specified that 50% of the target amount would be paid if an earnings per share threshold of $2.09 was attained, which was equivalent to the prior year’s achievement after deducting certain one-time tax benefits in 2011. The compensation committee determined that it was appropriate to provide an incentive at a threshold level because it would provide an annual incentive that reflected the positive performance of the Company and the contributions of the Company’s employees and NEOs.

The compensation committee provided that the stretch portion of the annual incentive plan related to financial performance would be payable on earnings per share of $2.35, after taking into account the payment of all annual incentive amounts.  This level of achievement was viewed as representing exceptional performance for which management should be rewarded.

Equity Incentives

We believe that NEOs should have a significant portion of their total compensation in the form of equity awards in order to align the interests of the NEOs and our stockholders.  Prior to 2012, our practice had been to split our equity awards between stock options and restricted stock, with approximately 60% of the aggregate award value being allocated to the stock options and approximately 40% of the aggregate award value being allocated to the restricted stock.  However, in 2012, the compensation committee determined to stop using stock options, and as a result for 2012 all equity awards were in the form of restricted stock.  In making the decision to do this, the compensation committee concluded that stock options were not effectively delivering value to our executives and were not providing a retention element.  The committee’s conclusion was based on a variety of factors, including that our average stock price had stayed relatively flat over time, meaning most stock options had little intrinsic value.  The committee was concerned, in part, that the lack of the retention element would make it easier for competitors to offer our executives competitive compensation packages to leave our employ.  The committee’s assessment was that notwithstanding our relatively flat stock price over time, our stock had performed well compared to the other stocks in our peer group and that the executives, who had performed well, were not being fairly compensated.  The committee also took into account that Towers Watson observed that many companies were focusing less on stock options, which was consistent with the committee’s desire to remove an incentive for the executives to take enhanced risks for the purpose of increasing the stock price.  Consistent with historical practice, the restricted stock awards vest in one-third equal annual installments on the first three anniversaries of the grant date, and were made at the beginning of the year to which the award relates.

In determining the appropriate level of 2012 equity incentive grants for our NEOs, in late 2011, the compensation committee reviewed comparative survey information provided by Towers Watson. In calculating the equity incentive grants to our NEOs, the compensation committee considered the survey data and determined that awards that were consistent with the 50th percentile of the survey data would be appropriate to recognize performance and remain competitive with comparable companies.  The awards sizes were discussed at the same time the compensation committee met to set the other elements of compensation so that all elements of compensation are set taking into account the total compensation package.

For 2013, the compensation committee determined that restricted stock, or full-value awards, continued to be the most appropriate form of equity compensation.  However, they considered that it would be appropriate for a portion of those awards to contain a performance element.   Accordingly, in 2013, the committee awarded equity awards that were a mixture of restricted stock awards that vest over time and restricted stock units that vest over time, but subject to achievement of a free cash flow target for 2013.

Employment Agreements and Post-Termination Compensation

We have entered into employment agreements with each of Dr. Boston, Mr. Wilkins, Dr. Powell and Dr. van Wyk. These agreements provide the executive with severance payments upon certain terminations, including terminations without cause, terminations by the executive for good reason in the event of a change of control, or if the executive’s employment agreement is not assumed by a successor entity in a change of control. Dr. Boston’s and Mr. Wilkins’ provide for certain payments in connection with a termination of their employment within six (6) months of a change in control of the Company. We believe that these agreements were necessary to attract some of our NEOs and help in our retention of our NEOs due to the prevalence of similar provisions in the market in which we compete for executives.

In 2007, prior to the time that we were a public company, we entered into an amendment and restatement of our employment agreements with Dr. Boston and Mr. Wilkins to provide for additional severance payments for terminations without cause or by executives for good reason in connection with a change of control and to provide that if severance payments payable by us become subject to the excise tax on “excess parachute payments” that we will reimburse them for the amount of such excise tax (and the income and excise taxes on such reimbursement). We agreed to provide Dr. Boston and Mr. Wilkins with these changes in anticipation of our initial public offering to reflect what at the time we concluded were prevalent practices in the marketplace in which we compete for executives, and because as a public company we wanted these officers to be able to focus on our operations and not be distracted by their personal situations in the event a change in control transaction arose and, in the case of Dr. Boston, to reflect his long-term commitment to us and our long-term commitment to him as our Chief Executive Officer.  For Mr. Wilkins, we determined that in light of his shorter tenure with us, the additional severance benefits in connection with a change of control would not be effective until after February 28, 2010. We further amended the employment agreements for Dr. Boston and Mr. Wilkins in December 2008 to provide for technical compliance with certain Department of the Treasury regulations.  We entered into the employment agreement with Dr. van Wyk in August 2009 at the time she joined the Company.  We entered into the employment agreement with Dr. Powell in 2011 in connection with her appointment as our Provost.  Additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2012, is found below under the heading “Potential Payments on Termination or Change-in-Control.”

Benefits and Perquisites

Our NEOs are eligible to participate in the same benefit plans that are available to substantially all of our salaried employees, including 401(k) contributions and customary life insurance policies.  It has also been our practice to provide limited perquisites to our NEOs.  We do offer an annual physical exam for all of our NEOs because we believe that the health of these executives is important to the continued success of our business.

In 2013, we adopted a new non-qualified deferred compensation plan that our executive officers are permitted to participate in.  In making the determination to adopt the plan, we took into account that the Internal Revenue Code limits the amount of matching contributions that we can contribute to our traditional 401(k) plan for the benefit of our executives.  The new deferred compensation plan provides that we will make an annual matching contribution to plan participants in an amount equal to the difference between the matching contribution that the participant would have received under our 401(k) plan if those limitations under the Internal Revenue Code did not apply and the matching contribution that the employee actually received under our 401(k) plan.  The balances in the plan are only available for investment in investment options that are also available under our 401(k) plan.  We believe that it is fair to provide this plan to our executives because absent the limitations under the Internal Revenue Code, they would have otherwise received these amounts.  The plan also permits us to, but does not require us to, make additional, discretionary contributions.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) that is established by a compensation committee that consists only of “outside directors” as defined for purposes of Section 162(m). All members of our compensation committee qualify as “outside directors”, and we consider the potential long-term impact of Section 162(m) when establishing compensation.  We currently expect to continue to work to qualify our annual incentive plan compensation as performance-based compensation within the meaning of the Internal Revenue Code to the extent that doing so remains consistent with our compensation philosophy and objectives.

Role of Executives in Executive Compensation Decisions

Historically, each element of compensation has been recommended to the compensation committee by our Chief Executive Officer for compensation of executive officers other than himself, and the compensation committee determines the target level of compensation for each executive officer. Our Chief Executive Officer sets the MBO targets for our other executive officers based on his MBO targets and our annual corporate performance goals, after taking into account the sphere of responsibility for achievement of those goals for the particular NEO. The Chief Executive Officer reports the MBOs of the other NEOs and other key executives to the compensation committee for its comment and approval.

The amount of each element of compensation for our Chief Executive Officer is determined by the compensation committee. Our Chief Executive Officer does not participate in deliberations relating to his own compensation.  None of our other executive officers participates in any deliberations related to the setting of executive compensation with the exception of Peter Gibbons, our Senior Vice President, Chief Administrative Officer, who provides administrative support to the committee and facilitates the requests for information received from the independent consultant.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on its review and discussions with the Company’s management, the compensation committee recommended that the CD&A be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation to the Proxy Statement).

Compensation Committee (April 15, 2013)
J. Christopher Everett, Chairperson
Eric C. Andersen
Barbara G. Fast
F. David Fowler

Compensation Tables and Disclosures

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Wallace E. Boston, Jr.	2012	539,231	—	1,258,690	—	496,300	26,175	2,320,395
President and Chief	2011	500,000	—	497,140	766,557	460,000	23,991	2,247,688
Executive Officer	2010	500,000	75,000	365,400	524,938	225,000	44,022	1,659,360

Harry T. Wilkins	2012	314,533	—	255,853	—	252,000	20,915	843,301
Executive Vice President,	2011	290,700	—	108,808	171,815	215,120	22,692	809,135
Chief Financial Officer	2010	285,000	35,625	104,400	140,609	106,875	31,259	668,143

Sharon van Wyk	2012	314,631	—	255,853	—	224,438	22,798	817,719
Executive Vice President,	2011	295,800	—	108,808	171,815	218,892	16,226	811,540
Chief Operating Officer	2010	298,375	36,250	104,400	140,609	108,750	108,810	761,304

Carol S. Gilbert	2012	264,454	—	136,480	—	170,925	19,993	591,852
Executive Vice President,	2011	236,600	—	56,280	89,211	156,156	12,955	551,203
Marketing and Programs	2010	232,000	29,000	48,720	73,116	87,000	15,332	456,168

Karan Powell(4)	2012	236,488	—	136,480	—	158,400	15,018	546,386
Executive Vice
President, Provost

(1)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions used in calculating these equity awards can be found in Notes 1 and 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year end December 31, 2012.

(2)
Amounts represent annual incentive payments paid pursuant to our Annual Incentive Compensation Plan based upon the achievement of certain performance goals established by our compensation committee for 2012.

(3)
Amounts in this column consist of: (i) for Dr. van Wyk and Ms. Gilbert, 401(k) contribution matches made by us of approximately $11,313 and $12,955, respectively; and (ii) for Dr. Boston and Dr. van Wyk, non-qualified deferred compensation plan continuation matches made by us of approximately $ 11,595 and $11,485, respectively.

(4)	Dr. Powell became an executive officer in 2011.

2012 Grants of Plan Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during 2012:

			Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock or Option Awards(2)

Wallace E.	1/16/2012	81,000	324,000	540,000
Boston, Jr.	1/27/2012				30,462	1,258,690

Harry T.	1/16/2012	39,375	157,500	252,000
Wilkins	1/27/2012				6,192	255,853

Sharon	1/16/2012	38,438	153,750	246,000
van Wyk	1/27/2012				6,192	255,853

Carol S.	1/16/2012	33,125	132,500	168,000
Gilbert	1/27/2012				3,303	136,480

Karan	1/16/2012	30,000	120,000	192,000
Powell	1/27/2012				3,303	136,480

(1)
These columns show the range of cash payouts for 2012 performance pursuant to our Annual Incentive Compensation Plan. For a discussion of the performance goals established by the compensation committee for these awards, see the section titled “Annual Incentive Cash Compensation” in the Compensation Discussion and Analysis. The threshold amounts in this table represent the amounts that would have been paid if the threshold levels under each of the MBO portion and financial performance portion of the annual incentive cash compensation plan were achieved, and nothing was paid out under the SSQ portion of the annual incentive plan.

(2)	Amounts reflect the grant date fair value, computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan−Based Awards Table

Employment Agreements

For Dr. Boston, Mr. Wilkins, Dr. van Wyk and Dr. Powell, the amounts disclosed in the tables above are in part a result of the terms of their employment agreements. We do not have an employment agreement with Ms. Gilbert.

Dr. Boston’s Employment Agreement. In June 2004, we entered into an employment agreement with Dr. Boston to serve as our president and Chief Executive Officer with an initial term of three years starting from June 21, 2004 and ending June 21, 2007, which was subsequently amended to provide for renewal until February 28, 2010 and annually thereafter unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. Pursuant to his agreement, Dr. Boston’s initial base salary was set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Dr. Boston’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Dr. Boston’s employment agreement provides that he is entitled to participate in our annual incentive plan with a target award of up to 60% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Dr. Boston is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Dr. Boston’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross−up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Dr. Boston has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Dr. Boston’s base salary for 2012 was $540,000 and his annual incentive compensation plan award for 2012 was targeted at $324,000, with a maximum bonus potential of $540,000.

Mr. Wilkins’s Employment Agreement. Upon his hiring in February 2007, we entered into an employment agreement with Mr. Wilkins to serve as our executive vice president and chief financial officer, which agreement was amended and restated on October 10, 2007. In December 2008, his employment agreement was amended to provide for technical compliance with certain treasury regulations. The agreement has an initial term of approximately three years commencing from January 29, 2007 and ending February 28, 2010 and will automatically renew for additional one year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Wilkins’s initial base salary is set at $225,000 per year, subject to annual review and adjustment by our compensation committee. Under the agreement, Mr. Wilkins’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $100,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Pursuant to his employment agreement, Mr. Wilkins is entitled to participate in our annual incentive plan with a target award of up to 50% of his then base salary as determined by our compensation committee and based upon the performance goals set by that committee for the year.

In addition to a base salary and annual bonus, Mr. Wilkins is entitled to receive such other benefits approved by our compensation committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Mr. Wilkins’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices, including a gross−up amount in the event that the relocation expense amount is considered taxable income to him. In his employment agreement, Mr. Wilkins has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination for any reason.

Mr. Wilkins’s base salary for 2012 was $315,000 and his annual incentive compensation plan award for 2011 was targeted at $157,500, with a maximum bonus potential of $252,000.

Dr. van Wyk’s and Dr. Powell’s Employment Agreement. We have an employment agreement with each of Dr. van Wyk and Dr. Powell that has similar provisions to the provisions of Dr. Boston’s agreement discussed above, except with respect to their positions, term renewal provisions and amounts relating to their base salary and annual bonus. We entered into the employment agreement with Dr. van Wyk to serve as Executive Vice President and Chief Operations Officer beginning August 3, 2009.  We entered into the employment agreement with Dr. Powell to serve as Executive Vice President and Provost on November 4, 2011 in connection with her promotion to that position.  Under her employment agreement, Dr. van Wyk has an initial term of employment of three years from the date employment commenced. Pursuant to her agreement, Dr. van Wyk’s initial annual salary was $275,000 and she was eligible for an annual bonus of 50% of her base salary then in effect, and up to an additional 20% of her base salary as then in effect based upon the achievement of certain performance goals as determined by the compensation committee. Under her employment agreement, Dr. Powell had an initial term of employment that ran until February 28, 2013. Pursuant to her agreement, Dr. Powell’s initial annual salary was $220,000 and she was eligible for an annual bonus of 50% of her base salary then in effect, and up to an additional 20% of her base salary as then in effect based upon the achievement of certain performance goals as determined by the compensation committee. The employment agreements for Dr. van Wyk and Dr. Powell provide that after the initial term they renew annually thereafter unless we give written notice of our intent not to renew at least 30 days prior to the renewal date.

Dr. van Wyk’s base salary for 2012 was $307,500 and her annual incentive compensation plan award for 2011 was targeted at $153,750, with a maximum bonus potential of $246,000. Dr. Powell’s base salary for 2012 was $240,000 and her annual incentive compensation plan award for 2011 was targeted at $120,000, with a maximum bonus potential of $168,000.

            In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives see the heading “Potential Payments upon Termination or Change-in-Control” below.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at December 31, 2012 for our NEOs:

		Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Wallace E. Boston, Jr.	37,334	18,666	34.80	1/4/2017
	19,334	38,666	37.52	1/3/2018
					42,795	1,545,755
Harry T. Wilkins	52,272	—	3.96	2/8/2017
	40,000	—	20.00	11/13/2014
	10,000	5,000	34.80	1/4/2017
	4,334	8,666	37.52	1/3/2018
					9,125	329,595
Sharon van Wyk	12,500	—	35.44	8/3/2016
	10,000	5,000	34.80	1/4/2017
	4,334	8,666	37.52	1/3/2018
					9,125	329,595
Carol S. Gilbert	5,988	—	37.19	1/1/2016
	5,200	2,600	34.80	1/4/2017
	2,250	4,500	37.52	1/3/2018
					9,125	329,595
Karan Powell	9,118	—	3.29	7/13/2016
	4,625	—	37.19	1/1/2016
	3,668	1,832	34.80	1/4/2017
	1,667	3,333	37.52	1/3/2018
					4,401	158,964

(1)	The vesting date for each service-based option award that is not otherwise fully vested is listed in the table below by expiration date as of December 31, 2012.

Expiration Date	Vesting Schedule and Date for Unvested Portion
1/1/2016	Remaining portion vests on January 1, 2012
8/3/2016	Remaining portion vests on August 3, 2012
1/4/2017	Remaining portions vest in equal installments on January 4, 2012 and 2013
1/3/2018	Remaining portions vest in equal installments on January 3, 2012, 2013 and 2014

(2)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on The NASDAQ Global Market of $36.12 on December 31, 2012.

Option Exercises and Stock Vested

The following table sets forth information with respect to option exercises by our NEOs during 2012 and shares of restricted stock held by our NEOs that vested during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Wallace E. Boston, Jr.	126,390	2,031,964	7,917	339,348
Harry T. Wilkins	147,562	4,804,731	1,967	84,316
Sharon van Wyk	—	—	2,799	84,316
Carol S. Gilbert	13,475	410,251	1,377	59,195
Karan Powell	—	—	1,034	44,453

(1)
The value realized on exercise is based on the difference between the exercise price of the option and the closing price of our common stock on The NASDAQ Global Market on the day of exercise, multiplied by the number of shares acquired.

(2)	The value realized on vesting is based on the closing price of our common stock on The NASDAQ Global Market on the day of vesting, multiplied by the number of shares acquired.

Nonqualified Deferred Compensation

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified during 2012:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Wallace E. Boston, Jr.	—	77,111	—	—	77,111
Harry T. Wilkins	—	35,583	—	—	35,583
Sharon van Wyk	—	27,709	—	—	27,709
Carol S. Gilbert	—	30,434	—	—	30,434
Karan Powell	—	8,084	—	—	8,084

(1)
Includes certain amounts contributed by the Company in 2013 with respect to 2012 that are not also reflected in the Company’s summary compensation table for 2012. The Company contributed these amounts only after equal amounts were withdrawn from the officers’ qualified deferred compensation accounts based on excess 401(k) contribution matches by the Company in prior years. Such amounts were previously disclosed in the Company’s summary compensation tables and therefore are not reflected as compensation in the above summary compensation table.

Potential Payments Upon Termination or Change-in-Control

The section below describes the payments that may be made to our NEOs in connection with a change-in-control or pursuant to certain termination events. Other than in the event of a corporate transaction, as that term is defined under our equity incentive plans and as described in further detail below, in the absence of an employment agreement or other arrangement, our NEOs are employed at-will and are not entitled to any payments upon termination or a change-in-control other than their accrued but unpaid salary or benefits.

The employment agreements for Dr. Boston, Mr. Wilkins, Dr. van Wyk and Dr. Powell, described above, have certain provisions that provide for payments to them in the event of the termination of their respective employment.

Termination for cause, without good reason or by reason of death. In the event that any of Dr. Boston’s, Mr. Wilkins’, Dr. van Wyk’s or Dr. Powell’s employment is terminated by us for “cause”, by the executive without “good reason”, or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, their full base salary and benefits that are otherwise payable to them through the termination date of their employment. However, in the event that their employment is terminated by them without “good reason” or by reason of their death, we will also pay to them or their estate any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements (as adjusted for the period of the year during which they served).

Termination by reason of disability. If any of Dr. Boston’s, Mr. Wilkins’ Dr. van Wyk’s or Dr. Powell’s employment is terminated by reason of disability, we are required to pay to them or their estates, as the case may be, the full base salary or other benefits payable to them, including any earned, but unpaid, amounts they are entitled to under any of our incentive compensation plans or programs, including the annual bonus under their employment agreements (to the extent that performance would merit it being paid). However, payments made to them during the time they are disabled shall be reduced by the sum of the amounts, if any, payable to them at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment.

Termination without cause or for good reason. In the event that we terminate any of Dr. Boston’s, Mr. Wilkins’, Dr. van Wyk’s or Dr. Powell’s employment without “cause” or they terminate their employment for “good reason,” we are required to pay, or provide, to them:

●
in a lump sum, the sum of (a) their full base salary through the date of their termination, (b) a pro-rata amount of their annual bonus for the current fiscal year, provided that the necessary performance requirements were satisfied, adjusted for the shorter period, through their termination date, and (c) any compensation previously deferred by them and any accrued vacation pay;

●
for a period of 12 months following their termination date, an amount equal to the sum of their base salary and their annual bonus, to the extent that their and our performance was satisfying the relevant performance targets, adjusted for the short period, after their termination date through the end of the calendar year and, as to the remainder of the 12 month period following the termination date, only if our net income has increased from the same period in the prior year and the performance targets established for the NEO’s successor are being satisfied in that period;

●
for a period of 12 months following their termination date or any longer period provided for under the terms of any benefit, a continuation of benefits to them or their family at a level and in an amount that is at least equal to that which would have been provided by us to them had they continued their employment, provided, however, that if they become reemployed and are eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and

●
to the extent not otherwise paid or provided, for a period of 12 months following their termination date, any other amounts or benefits required to be paid or provided or which they are eligible to receive under any of our other existing benefit schemes.

Dr. van Wyk’s and Dr. Powell’s agreements provide that the portion of the severance payments owed in the event of a termination without “cause” or for “good reason,” attributable to annual bonus payments will be paid in a lump sum at the same time annual bonuses for the year of termination are paid, but in no event later than March 15th of the year after the year of termination.

In addition, for Dr. Boston, to the extent that less than 33 1/3% of all stock options granted to him are outstanding and unexercisable on their termination date, such additional options, if any, shall immediately accelerate and vest and become exercisable. Pursuant to an amendment and restatement of his employment agreement in August 2007, if we terminate Dr. Boston’s employment without “cause” or he terminates his employment for “good reason” in connection with a change of control, we will calculate the amounts referred to in the last three bullet points above for a 24-month period instead of a 12-month period, will pay the amount in respect of the annual bonus for that period based on his and our prior performance and not with respect to future performance and will pay the amount in respect of his base salary and annual bonus in a lump sum instead of in accordance with our regular payroll practices. The amendment and restatement of Dr. Boston’s employment agreement also provides that if severance payments payable by us become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code (“IRC”) or additional tax under Section 409A of the IRC, we will reimburse him for the amount of such excise tax (and the income and excise taxes on such reimbursement). We entered into a similar amendment and restatement of Mr. Wilkins’ agreement in August 2007.

Acceleration of options upon change of control. Under Dr. Boston’s and Mr. Wilkins’ employment agreements, immediately prior to a change of control (as defined below), all stock options granted to them on or prior to the date of their respective employment agreements that are outstanding immediately prior to a change of control shall vest and become fully exercisable.

Our equity incentive plans provide that, upon a corporate transaction, all outstanding shares of restricted stock and all stock units shall vest in full. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of fifteen days prior to the scheduled consummation of the corporate transaction or (ii) our Board may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or stock units, an amount equal to the per share corporate transaction consideration or, in the case of stock options or stock appreciation rights, an amount equal to the number of shares of stock subject to the stock option or stock appreciation right multiplied by the difference of the per share corporate transaction consideration and the exercise price of the stock option or stock appreciation price.

For this purpose, a “corporate transaction” is generally defined as:

●	our dissolution or liquidation or a merger, consolidation, or reorganization between us and one or more other entities in which we are not the surviving entity;

●	a sale of substantially all of our assets to another person or entity; or

●
any transaction that results in any person or entity (except in the case of our 2011 Omnibus Incentive Plan, other than persons who are stockholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For awards made under our 2007 Omnibus Incentive Plan or 2011 Omnibus Incentive Plan, if an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Terms defined in employment agreements. For purposes of Dr. Boston’s, Mr. Wilkins’, Dr. van Wyk’s and Dr. Powell’s employment agreements, the following definitions apply:

 “Cause” means:

●	refusal by the NEO to follow a written order of the Chairman of our Board or of the Board;

●	the NEO’s engagement in conduct materially injurious to us or our reputation;

●	dishonesty of a material nature that relates to the performance of the NEO’s duties under their employment agreement; the NEO’s conviction for any crime involving moral turpitude or any felony; and

●
the NEO’s continued failure to perform his or her duties under his or her employment agreement (except due to the NEO’s incapacity as a result of physical or mental illness) to the satisfaction of our Board for a period of at least 30 consecutive days after written notice is delivered to the NEO specifically identifying the manner in which the NEO has failed to perform his or her duties.

“Change of Control” means:

●	our dissolution or liquidation, or a merger, consolidation or reorganization of us with one or more other entities in which we are not the surviving entity;

●	a sale of substantially all of our assets to another person or entity; or

●
any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

 “Good Reason” means:

●
the assignment to the NEO of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, their employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

●
any failure by us to comply with any provisions of the NEO’s employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;

●.
there is a merger, acquisition or other similar affiliation with another entity and the NEO does not continue in his or her position, or any other office he or she holds at the time of the transaction, of the most senior resulting entity succeeding to our business; or

●
any failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the NEO’s employment agreement in the same manner and to the same extent that we would be required to perform it if no succession had taken place.

Provided, however, that none of the foregoing constitute Good Reason if the executive consents in writing to such event, and none of the foregoing constitute Good Reason unless we fail to cure the asserted grounds for Good Reason within 30 days of receipt of notice from the executive. In order to terminate his or her employment for Good Reason, the executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the agreements and arrangements described above. The estimated payments were calculated as though the applicable triggering event occurred, and the NEO’s employment was terminated, or the applicable change in control occurred, on December 31, 2012, using the closing price of our common stock on The NASDAQ Global Market of $36.12 on December 31, 2012. As discussed in the narrative above, upon termination for cause, by the NEO without good reason or upon death or disability, the NEO is generally only entitled to receive amounts he is owed as of the termination date (e.g., salary, benefits and, in limited cases, any previously earned, but unpaid, annual incentive compensation). Assuming a termination date of December 31, 2012, these amounts are set forth in the tables above, and we have not included any such amounts below. We have not included these earned, but unpaid amounts, in the termination events included in the table below.

	Aggregate Severance Pay(1) ($)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Welfare Benefits Continuation ($)	Gross-Up	Total ($)
Wallace E. Boston, Jr.
Termination without Cause or by executive for Good Reason	1,035,531	24,639	—	16,236	—	1,076,405
Termination without cause or by executive for Good Reason in connection with a Change-in-Control(2)	2,071,062	24,639	1,545,755	32,471	—	3,673,928
Occurrence of a Change-in-Control(2)	—	24,639	1,545,755	—	—	1,570,395
Harry T. Wilkins
Termination without Cause or by executive for Good Reason	566,533	—	—	16,236	—	589,369
Termination without cause or by executive for Good Reason in connection with a Change-in-Control(2)	1,133,065	6,600	329,595	32,472	—	1,501,732
Occurrence of a Change-in-Control(2)	—	6,600	329,595	—	—	336,195
Sharon van Wyk
Termination without Cause or by executive for Good Reason	539,068	—	—	11,773	—	550,841
Occurrence of a Change-in-Control(2)	—	6,600	329,595	—	—	336,195
Carol S. Gilbert
Occurrence of a Change-in-Control(2)	—	3,432	329,595	—	—	333,027
Karan Powell
Termination without cause or by executive for Good Reason in connection with a Change-in-Control(2)	394,888	—	—	16,068	—	410,956
Occurrence of a Change-in-Control(2)	—	2,418	158,964	—	—	161,382

(1)	We have assumed for purposes of calculating the aggregate severance pay that our net income and the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout.

(2)
Except for stock options for Dr. Boston and Mr. Wilkins, which accelerate upon a change in control pursuant to the terms of their employment agreements, we have assumed for purposes of calculating the acceleration of equity awards that a Corporate Transaction, as defined in our equity incentive plans, had occurred and that equity awards are not assumed or substituted.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2012. All equity compensation plans have been approved by Company stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	827,479	$22.20	2,099,664
Equity compensation plans not approved by Company stockholders	0	0	0
Total	827,479	$22.20	2,099,664

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or compensation committee.

PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, we are seeking stockholder input on the compensation of our named executive officers as disclosed in this proxy statement. The Board and the compensation committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by offering compensation that is competitive within the for-profit education industry and the broader market for executive talent.

As described in the Compensation Discussion and Analysis beginning on page 16 of this proxy statement, our executive compensation program is designed to provide competitive levels of compensation that are based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, encourage continuous quality improvement, and can be easily understood. By paying for performance, we believe that we align the interests of our executive officers with those of our stockholders. We also believes that an effective executive compensation program assists us in attracting and retaining qualified executives who will grow the Company’s financial performance and drive the continued creation of stockholder value.

To achieve these objectives, we adhere to the following principles:

●	compensation should be directly related to achievement of our corporate goals as measured through individual management objectives and through earnings results compared to budget;

●	components of compensation should be linked to quality improvements in the satisfaction and success of our students as measured by our Student Satisfaction Quotient;

●	incentives should be simple and straightforward to maximize understanding of compensation and achievement of performance goals;

●	an emphasis on equity-based compensation aligns the long-term interests of executive officers and stockholders; and

●	NEO’s compensation must be evaluated against opportunities offered by companies that are similar to, and competitive with, us in the market for executive talent.

Our executive compensation program also includes features specifically intended to align the interests of our NEOs and our stockholders, such as:

●	each of our executives is expected to own shares of the Company’s common stock with a value ranging from one to six times the executive’s base salary, depending on position;

●	the use of equity awards, the value of which is contingent on our long-term performance;

●	time-based vesting provisions, which allow our equity awards to vest in one-third equal installments on the first three anniversaries of the grant date;

●
beginning with 2013, equity awards are comprised of a mixture of restricted stock awards that vest over three years and restricted stock units that vest over three years, but subject to achievement of a free cash flow target for 2013.

We believe our executive compensation program achieves our compensation principles, properly aligns the interests of our NEOs and our stockholders and is deserving of stockholder support. We believe that stockholders should also consider the following when determining whether to approve the compensation of our NEOS as presented in this proxy statement:

●
2012 was another year of financial and academic successes for the Company, as reflected by an increase in revenues, profitability, and course enrollments, as well as continued academic improvements, as demonstrated by our approval to offer a Bachelor’s of Science in Electrical Engineering degree and the accreditation of our RN to BSN degree by the Commission on Collegiate Nursing Education.

●	The compensation committee utilizes Towers Watson, an independent compensation consulting firm, to assist the committee in determining compensation.

●
Our executive are prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.

●	Our executive officers receive limited perquisites.

●	Our equity awards have been granted with three-year minimum vesting periods, and our equity plans prohibit repricing or replacement of outstanding option awards.

●	For our executives for whom we have employment agreements, the executives only receive severance payments upon a “change in control” in connection with a termination of their employment.

●	We do not plan to provide for tax gross-up payments for a change in control in any new employment agreements.

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the American Public Education, Inc. named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any other related disclosure, is hereby APPROVED”

The vote is advisory and is not binding on the Company, the Board or the compensation committee of the Board. However, the compensation committee of the Board expects to take into account the outcome of the vote as it continues to consider our executive compensation program. The Board has determined that future advisory votes on the compensation of the Company’s NEOs will be held every year, in accordance with the results of the advisory vote of the Company’s stockholders on such frequency at the Company’s 2011 Annual Meeting. Thus, the next stockholder advisory vote on the compensation of our NEOs will be held at the Company’s 2014 Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the audit committee’s appointment of McGladrey LLP (“McGladrey”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of McGladrey to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board first approved McGladrey as our independent auditors in October 2007, and McGladrey audited our financial statements for the fiscal years ended December 31, 2012, 2011, 2010, 2009, 2008 and 2007. Representatives of McGladrey are expected to be present at the meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MCGLADREY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the audit committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2012 and 2011 for each of the following categories of services are as follows:

Fee Category	2011	2012
Audit Fees	$410,000	$430,500
Audit−Related Fees	65,000	$35,000
Tax Fees	0	0
All Other Fees	24,148	129,071
Total Fees	$499,148	$594,571

Audit Fees. Consist of fees billed for professional services rendered for the audit of our annual financial statements and services provided in connection with our securities offerings and registration statements.

Audit−Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consist of fees billed for tax compliance, tax advice and tax planning and includes fees for tax return preparation.

All Other Fees. Consist of fees billed for products and services, other than those described above under Audit Fees, Audit−Related Fees and Tax Fees.

During the fiscal years ended December 31, 2012 and 2011, McGladrey has provided various services, in addition to auditing our financial statements. The audit committee has determined that the provision of such services is compatible with maintaining McGladrey’s independence. In 2012 and 2011, all fees paid to McGladrey were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee reviews with McGladrey and management the plan and scope of McGladrey’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and McGladrey’s compensation. The audit committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by McGladrey, subject to the de minimis exception for non-audit services that are approved by the audit committee prior to the completion of an audit. The audit committee may delegate pre-approval authority to one or more members of the audit committee consistent with applicable law and listing standards, provided that the decisions of such audit committee member or members must be presented to the full audit committee at its next scheduled meeting.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2012, the Audit Committee of the Board of Directors of American Public Education, Inc. consisted of Ms. Halle, who serves as the chairperson, Mr. Andersen, Mr. Fowler, Mr. Landon and Mr. Weglicki. The Audit Committee operates under a written charter adopted by the Board, which is available in the Governance — Committees section of our corporate website, which is www.americanpubliceducation.com. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2012, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:

●	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2012;

●
discussed with McGladrey LLP, our independent auditors for fiscal 2012, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●
received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in American Public Education’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE (February 22, 2013)

Jean C. Halle, Chairperson
Eric C. Andersen
F. David Fowler
Timothy J. Landon
Timothy T. Weglicki

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2012, all such reports were made on a timely basis except the following Section 16 reporting persons failed to timely file such number of Form 4s as indicated: Mr. Andersen (1), Dr. Boston (4), Ms. Gilbert (4), Ms. Halle (1), Dr. Powell (4), Dr. van Wyk (3), Mr. Wilkins (5), Mr. Weglicki (1) and Mr. Young (3).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of April 22, 2013 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each NEO (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class

5% Stockholders
T. Rowe Price Associates, Inc. (2)	3,243,440	18.21%
Bares Capital Management, Inc. (3)	1,801,843	10.11%
Investco Ltd. (4)	1,679,948	9.43%
BlackRock, Inc. (5)	1,337,324	7.51%
FMR LLC (6)	1,128,494	6.34%
The Vanguard Group, Inc. (7)	1,076,662	6.04%

Directors and Named Executive Officers
Eric C. Andersen	2,891	*
Dr. Wallace E. Boston, Jr. (8)	334,790	1.88%
J. Christopher Everett	19,846	*
Barbara Fast	31,561	*
F. David Fowler	37,675	*
Carol S. Gilbert	65,952	*
Jean C. Halle	27,375	*
Timothy Landon	8,471	*
Dr. Karan Powell	31,308	*
Dr. Sharon van Wyk	44,735	*
Timothy Weglicki (9)	401,935	2.26%
Harry T. Wilkins (10)	127,417	*
All of our directors and executive officers as a group (12 persons)	1,133,956	6.31%

*        Represents beneficial ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 22, 2013 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“T. Rowe Price Fund”) on February 7, 2013. The stockholders’ address is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates is deemed to be the beneficial owner with sole dispositive power (and sole voting power as to those shares for which T. Rowe Price Fund does not have sole voting power) of 3,243,440 shares of the Company’s common stock as a result of acting as an investment adviser. T. Rowe Price Fund is deemed to be the beneficial owner with sole voting power of 2,383,677 shares of the Company’s common stock as a result of acting as an investment adviser.

(3)
Based solely on a Schedule 13G/A filed by Bares Capital Management, Inc. The stockholder’s address is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738. This stockholder is deemed to be the beneficial owner with shared voting and dispositive power of 1,088,957 shares (except for 8,925 shares as to which this stockholder has sole voting and dispositive power) of the Company’s common stock as a result of being an investment adviser.

(4)
Based solely on a Schedule 13G filed by Investco Ltd. on February 13, 2013. The stockholder’s address is 1555 Peachtree Street NE, Atlanta, GA 30309.  This stockholder is deemed to be the beneficial owner of 1,679,948 shares of the Company’s common stock as a result of being a parent holding company or control person and/or acting as an investment adviser.

(5)
Based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 8, 2013. The stockholder’s address is 40 East 52nd Street New York, NY 10022. This stockholder is deemed to be the beneficial owner of 1,337,324 shares of the Company’s common stock as a result of being a parent holding company or control person.

(6)
Based solely on a Schedule 13G filed by FMR LLC on February 14, 2013. The stockholder’s address is 82 Devonshire Street, Boston, MA 02109. This stockholder is deemed to be the beneficial owner with sole dispositive power of 1,128,494 shares of the Company’s common stock as a result of being a parent holding company or control person.

(7)
Based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 22, 2013. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355. This stockholder is deemed to be the beneficial owner with sole dispositive power (except for 23,089 shares as to which this stockholder has shared dispositive power) of 1,076,662 shares of the Company’s common stock as a result of acting as an investment adviser.

(8)
Includes 22,814 shares of common stock held of record by The Boston Family LLC, which is 98% owned by trusts for the benefit of the Dr. Boston’s family members. Dr. Boston is the managing member of The Boston Family LLC and has voting and dispositive power over the shares. Dr. Boston disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(9)	Includes:

(i)
5,192 shares of common stock held of record by The Timothy T. Weglicki Irrevocable Trust dated March 11, 1999. Mr. Weglicki disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein;

(ii)
371,700 shares of common stock held of record by ABS Capital Partners VI, LP, ABS Capital Partners VI-A, LP and ABS Capital Partners VI Offshore, LP (together, the “ABS Entities”). Mr. Weglicki is a member of ABS Partners VI, LLC, the general partner of the ABS Entities, which exercises voting and dispositive power over the shares held by the ABS Entities. Mr. Weglicki disclaims beneficial ownership of the shares held by the ABS Entities except to the extent of his pecuniary interest therein; and

(iii)
2,993 shares of common stock held of record by ABS Capital Partners, Inc. Mr. Weglicki is a managing director of ABS Capital Partners, Inc. Mr. Weglicki disclaims beneficial ownership of the shares held by ABS Capital Partners, Inc. except to the extent of his pecuniary interest therein.

(10)	Includes:

(i)
111.5 shares of common stock held of record by Wilkins Asset Management, Inc., in which company Mr. Wilkins has an interest. Mr. Wilkins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein; and

(ii)	360 shares of common stock held of record by Mr. Wilkins’ son. Mr. Wilkins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2012 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2012 Annual Report on Form 10-K including exhibits. Please send a written request to our Corporate Secretary at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attention: Corporate Secretary

The charters for our audit, compensation and nominating and corporate governance committees, as well as our Guidelines and our Code of Ethics, are in the Corporate Governance — Committees section of our corporate website, which is www.americanpubliceducation.com, and are also available in print without charge by writing to the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders if you make a written or oral request to our Corporate Secretary at the address above, or by calling (304) 724-3700.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 30, 2013.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 111 W. Congress Street, Charles Town, West Virginia 25414, Attn: Corporate Secretary. To be timely for the 2014 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2014 annual meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

  Directions to Annual Meeting

Directions to the 2013 Annual Meeting of Stockholders, to be held at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745 are set forth below:

From Points North or South via I-95 — Follow I-95 into the Washington, D.C. area and merge onto I-95/I-495 (Capital Beltway). Cross the Woodrow Wilson Bridge toward Maryland and continue to exit 2A toward National Harbor. Once on National Harbor property, turn right onto St. George Boulevard and follow signs to the Gaylord National Hotel and Convention Center.

By Order of the Board of Directors,

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors	For	Against	Abstain
01 Eric C. Andersen	☐	☐	☐
02 Wallace E. Boston, Jr.	☐	☐	☐
03 J. Christopher Everett	☐	☐	☐
04 Barbara G. Fast	☐	☐	☐
05 Jean C. Halle	☐	☐	☐
06 Timothy J. Landon	☐	☐	☐
07 Westley Moore	☐	☐	☐
08 Timothy T. Weglicki	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000177686_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

AMERICAN PUBLIC EDUCATION, INC.
Annual Meeting of Shareholders
June 14, 2013 7:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wallace E. Boston, Jr. and J. Christopher Everett, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AMERICAN PUBLIC EDUCATION, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 07:30 AM, EDT on 6/14/2013, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, MD 20745, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000177686_2 R1.0.0.51160

Continued and to be signed on reverse side